EXHIBIT 4.2

AMENDMENT NO. 2 TO STOCKHOLDER RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO STOCKHOLDER RIGHTS AGREEMENT, dated as of May 10, 2023 (this “Amendment”), is made and entered into by and between WisdomTree, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a federally chartered trust company, as Rights Agent (the “Rights Agent”). Except as otherwise provided herein, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Rights Agent previously entered into that certain Stockholder Rights Agreement, dated as of March 17, 2023 (as amended pursuant to Amendment No. 1 thereto, dated May 5, 2023, the “Agreement”);

WHEREAS, defined terms herein shall have meanings set forth in the Agreement unless otherwise specified herein;

WHEREAS, the Company intends to enter into a Sale, Purchase and Assignment Deed, dated as of May 10, 2023 (the “SPA”), with WisdomTree International Holdings Ltd (“WTHL”), Electra Target HoldCo Limited (“ETH”), ETFS Capital Limited (“ETFS”), World Gold Council (“WGC”), Gold Bullion Holdings (Jersey) Limited (“GBH”), Rodber Investments Limited (“RIL”), and Graham Tuckwell (“GT”);

WHEREAS, pursuant to the SPA, (i) ETFS shall sell and assign the ETFS Royalty Gold Receivables (as defined in the SPA) to ETH and ETH shall purchase the ETFS Royalty Gold Receivables from ETFS and accept such assignment; (ii) GBH and GT shall each severally sell and assign Royalty Gold Receivable 1 (as defined in the SPA) to ETFS and ETFS shall purchase Royalty Gold Receivable 1 and accept such assignment; and (iii) WGC shall sell and assign Royalty Gold Receivable 2 (as defined in the SPA) to ETFS and ETFS shall purchase Royalty Gold Receivable 2 and accept such assignment, in each case in exchange for the payment of certain cash consideration and the issuance by the Company of a certain number of shares of the Company’s Series C Non-Voting Convertible Preferred Stock, par value $0.01 (the “WT Shares”) to GBH (the “WT Share Issuance”);

WHEREAS, pursuant to the SPA and in connection with the WT Share Issuance, the Company and GBH intend to enter into an Investor Rights Agreement (the “IRA”);

WHEREAS, pursuant to Section 27 of the Agreement, prior to the occurrence of a Section 11(a)(ii) Event, the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of the Agreement as the Board of Directors of the Company may deem necessary or desirable without the approval of any holders of certificates representing shares of Common Stock or Series A Preferred Stock of the Company;

WHEREAS, as of the date hereof, a Section 11(a)(ii) Event has not occurred; and

WHEREAS, pursuant to the terms of the Agreement and in accordance with Section 27 thereof, the Company has directed that the Agreement be amended as set forth in this Amendment, and by its execution and delivery hereof, directs the Rights Agent to execute this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Agreement and this Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment to Definition of “Acquiring Person.” The definition of “Acquiring Person” in Section 1(a) of the Agreement is amended by inserting the following at the end of such section: “Notwithstanding anything in this Section 1(a) or this Agreement to the contrary, none of ETFS Capital Limited (“ETFS”), World Gold Council (“WGC”), Gold Bullion Holdings (Jersey) Limited (“GBH”), Rodber Investments Limited (“RIL”), or Graham Tuckwell (“GT”, and together with ETFS, WGC, GBH, and RIL, collectively, the “SPA Parties” and each an “SPA Party”) nor any of their respective Affiliates or Associates, either individually or together, is, nor shall any of them, be deemed to be, an “Acquiring Person” solely by virtue of, or as a result of (i) the approval, execution, and delivery of the Sale, Purchase and Assignment Deed, dated as of May 10, 2023, by and between the Company, certain Affiliates of the Company and the SPA Parties (as it may be amended from time to time, the “SPA”), (ii) the public announcement or public disclosure of the SPA or any of transactions contemplated thereby, (iii) the issuance to GBH of, or the right to be issued, shares of the Company’s Series C Non-Voting Convertible Preferred Stock, par value $0.01 (the “GBH Shares”) pursuant to the SPA, (iv) the acquisition of, or the right to acquire, Beneficial Ownership by GBH of any shares of Common Stock of the Company issued or issuable upon the conversion of the GBH Shares pursuant to the Certificate of Designations of Series C Non-Voting Convertible Preferred Stock of the Company (the “Series C Certificate of Designations”), or (v) the performance or consummation of any of the other transactions contemplated by the SPA, including without limitation the Company and GBH’s entry into the Investor Rights Agreement (as that term is defined in the SPA) (the foregoing actions being referred to herein as the “Permitted Events”). Notwithstanding the foregoing and for the avoidance of doubt, an SPA Party shall be deemed an Acquiring Person if such SPA Party shall become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to one or more Permitted Events or pursuant to a stock split, stock dividend or similar transaction) unless, immediately prior to the time, and as a result, of becoming the Beneficial Owner of such additional shares, such SPA Party, together with all Affiliates and Associates thereof, is not the Beneficial Owner of 10% (20% in the event that such SPA Party is then a 13G Investor) or more of the then outstanding shares of Common Stock.”

2. Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Agreement and directs the Rights Agent to execute this Amendment.

3. Interpretation. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Agreement pertaining to the matters covered by this Amendment.

6. Governing Law. Section 32 of the Agreement shall apply mutatis mutandis to this Amendment.

7. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each party hereto, and their respective successors and assigns.

8. Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

9. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. In the event that any signature to this Agreement or any amendment hereto is delivered by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page was an original thereof. No party hereto may raise the use of such electronic execution or transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

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IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment No. 2 to the Agreement to be executed and delivered by its duly authorized officers or representatives as of the day and year first written above.

WISDOMTREE, INC.

By:	/s/ Jonathan Steinberg
Name: Jonathan Steinberg
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS RIGHTS AGENT

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

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